Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2016 FOURTH QUARTER AND FULL YEAR RECORD RESULTS
AND PROVIDES 2017 GUIDANCE

•	Net Revenue: Q4 of $2.4 billion, up 6% over 2015; Full year of $9.4 billion, up 11% over 2015

•	Diluted EPS: Q4 of $1.75, up 63% over 2015; Full year of $7.02, up 61% over 2015

•	Adjusted EPS: Q4 of $2.15, up 9% over 2015; Full year of $8.83, up 12% over 2015

•	Free Cash Flow: Q4 of $375 million, up 25% over 2015; Full year of $897 million, up 23% over 2015

•	2017 Adjusted EPS guidance of $9.35 to $9.75, up 6% to 10% over 2016, inclusive of the negative impact from foreign currency translation

•	2017 Free Cash Flow guidance of $925 million to $975 million, up 3% to 9% over 2016

Burlington, NC, February 16, 2017 - Laboratory Corporation of America® Holdings (LabCorp® or the “Company”) (NYSE: LH) today announced results for the fourth quarter and year ended December 31, 2016, and provided 2017 guidance.

“We had a strong finish to a record year,” said David P. King, chairman and chief executive officer. “On the strategic front, we continue to establish ourselves as a global life sciences company, deeply integrated in guiding patient care. Consistent with our growth strategy, we completed significant transactions involving Sequenom and the Mount Sinai Health System, both of which are market leaders. From a financial perspective, we delivered record revenue, earnings per share and cash flow, while expanding margins in both businesses and returning capital to our shareholders by re-initiating our share repurchase program.”

Consolidated Results

Fourth Quarter Results
Net revenue for the quarter was $2.39 billion, an increase of 6.3% compared to $2.24 billion in the fourth quarter of 2015.  The increase in net revenue was due to acquisitions and strong organic growth, partially offset by the negative impact of foreign currency translation of approximately 60 basis points. Organic revenue growth in the quarter, excluding the impact of currency, was 4.3%.

Operating income for the quarter was $323.4 million, or 13.5% of net revenue, compared to $236.5 million, or 10.5%, in the fourth quarter of 2015. The increase in operating income and margin were primarily due to price, mix, acquisitions, the Company’s LaunchPad business process improvement initiative and cost synergies related to the acquisition of Covance as well as fewer restructuring charges and special items. The Company recorded restructuring charges and special items of $15.5 million in the quarter, compared to $86.4 million during the same period in 2015. Adjusted operating income (excluding amortization of $48.8 million, restructuring charges and special items) for the quarter was $387.8 million, or 16.2% of net revenue, compared to $366.8 million, or 16.4%, in the fourth quarter of 2015.

Net earnings in the quarter were $184.4 million, compared to $110.0 million in the fourth quarter of 2015. Diluted EPS were $1.75 in the quarter, an increase of 63.6% compared to $1.07 in the same period in 2015. Adjusted EPS (excluding amortization, restructuring charges and special items) were $2.15 in the quarter, an increase of 8.6% compared to $1.98 in the fourth quarter of 2015.

Operating cash flow for the quarter was $448.9 million, compared to $384.6 million in the fourth quarter of 2015. The increase in operating cash flow was due to higher earnings and improved cash collections. Capital expenditures totaled $74.3 million, compared to $85.1 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $374.6 million, compared to $299.5 million in the fourth quarter of 2015.

The Company’s cash balance and total debt were $433.6 million and $5.8 billion, respectively, as of December 31, 2016. During the quarter, the Company invested $151.8 million in acquisitions, and paid down $301.9 million of debt. In addition, the Company re-initiated its share repurchase program, acquiring $50.0 million of stock representing approximately 390,000 shares. As a result, the Company had $739.5 million of authorization remaining under its share repurchase program at year end.

Full Year Results
The following consolidated results of the Company include Covance as of February 19, 2015; prior to February 19, 2015, the consolidated results exclude Covance.

Net revenue was $9.44 billion, an increase of 11.0% compared to $8.51 billion in 2015. The increase was primarily due to solid organic growth and acquisitions as well as the inclusion of Covance’s financial results for the entire year, partially offset by the negative impact of foreign currency translation of approximately 60 basis points.

Operating income was $1.3 billion, or 13.9% of net revenue, compared to $1.0 billion, or 11.7%, in 2015. The increase in operating income and margin were primarily due to strong revenue growth, and fewer restructuring charges and special items (costs primarily associated with the acquisition of Covance), partially offset by personnel costs. The Company recorded restructuring charges and special items of $103.9 million in 2016, compared to $279.5 million in 2015. Adjusted operating income (excluding amortization of $179.5 million, restructuring charges and special items) was $1.6 billion, or 16.9% of net revenue, compared to $1.4 billion, or 16.9%, in 2015.

Net earnings for 2016 were $732.1 million, or $7.02 per diluted share, compared to $437.6 million, or $4.35 per diluted share, in 2015. Adjusted EPS were $8.83, compared to $7.91 in 2015.

Operating cash flow was $1.2 billion, compared to $1.0 billion in 2015, driven by improved earnings and the inclusion of Covance’s financial results for the entire year, partially offset by higher working capital requirements. Capital expenditures totaled $278.9 million, compared to $255.8 million in 2015. As a result, free cash flow was $897.0 million, compared to $726.6 million in 2015. The Company’s operating and free cash flow in 2015 were negatively impacted by approximately $110 million in net non-recurring items relating to the acquisition of Covance. Excluding these items, free cash flow would have been $836.6 million in 2015.

During the year, the Company invested $548.6 million in acquisitions, and paid down $658.4 million of debt. In addition, the Company repurchased $50 million of stock.

***

The following segment results are presented on a pro forma basis for all periods as if the acquisition of Covance closed on January 1, 2015 and exclude amortization, restructuring charges, special items and unallocated corporate expenses. Reconciliations of segment results to historically reported results are included in the Condensed Pro Forma Segment Information tables and notes.

Fourth Quarter Pro Forma Segment Results

LabCorp Diagnostics
Net revenue for the quarter was $1.67 billion, an increase of 7.8% over $1.55 billion for the fourth quarter of 2015. The increase in net revenue was driven by acquisitions, price, mix and organic volume (measured by requisitions), partially offset by the negative impact of foreign currency translation of 0.1%. Total volume (measured by requisitions) increased by 2.7%, of which organic volume was 0.6% and acquisition volume was 2.1%. Revenue per requisition increased by 5.2%, aided by the Company’s acquisition of Sequenom, Inc. in September 2016.

Adjusted operating income for the quarter was $317.8 million, or 19.0% of net revenue, compared to $292.0 million, or 18.8%, in the fourth quarter of 2015. The increase in operating income was primarily due to organic volume, price, mix, acquisitions and the LaunchPad initiative. LaunchPad remains on track to deliver net savings of $150 million through the three-year period ending in 2017.

Covance Drug Development
Net revenue for the quarter was $715.6 million, an increase of 3.5% over $691.4 million in the fourth quarter of 2015. The increase in net revenue was primarily due to demand and mix, partially offset by the negative impact of foreign currency translation. Revenue growth for the quarter in constant currency was 5.1%. Excluding the impact from currency and the expiration of the Sanofi site support agreement, which annualized in October, net revenue increased 6.1% year over year.

Adjusted operating income was $106.5 million, or 14.9% of net revenue, compared to $110.3 million, or 16.0%, in the fourth quarter of 2015. The decline was primarily due to investments in the sales force and clinical research associates (CRAs), partially offset by demand, mix and cost synergies. The Company remains on track to deliver cost synergies of $100 million related to the acquisition of Covance through the three-year period ending in 2017.

Beginning with the fourth quarter of 2016, the Company is reporting net orders and backlog based upon fully-executed contracted awards as opposed to the industry practice of recognizing orders and backlog including non-contracted written awards. The Company is also providing its expectation for the portion of contracted backlog that will convert into revenue over the next twelve months. In addition, beginning next quarter, the Company will report net orders and book-to-bill on a trailing twelve month basis only. The Company believes this is a more conservative and objective practice, providing greater visibility into its revenue conversion from the backlog.

Applying this new methodology, net orders and net book-to-bill during the quarter were $849 million and 1.19, respectively, compared to $887 million and 1.24 under the prior methodology. During the trailing twelve months, net orders and net book-to-bill under the new methodology were $3.1 billion and 1.11, respectively, compared to $3.3 billion and 1.16 under the prior methodology.

Backlog at the end of the year was $4.9 billion, and the Company expects approximately $2.0 billion of this backlog to convert into revenue in the next twelve months. The change in methodology resulted in the removal of $2.2 billion of non-contracted written awards from the backlog, a substantial portion of which will be contracted and added to the backlog in 2017.

Outlook for 2017
The following guidance assumes foreign exchange rates effective as of December 31, 2016 for the full year, and includes the impact of currently anticipated capital allocation, including acquisitions, share repurchases and debt repayment.

•
Net revenue growth of 4.5% to 6.5% over 2016 net revenue of $9.44 billion, which includes the negative impact from approximately 60 basis points of foreign currency translation and equates to constant currency revenue growth of 5.1% to 7.1%.

•
Net revenue growth in LabCorp Diagnostics of 4.5% to 6.5% over 2016 net revenue of $6.59 billion, which includes the negative impact from approximately 10 basis points of foreign currency translation and equates to constant currency revenue growth of 4.6% to 6.6%.

•
Net revenue growth in Covance Drug Development of 3.5% to 5.5% over 2016 net revenue of $2.84 billion, which includes the negative impact from approximately 180 basis points of foreign currency translation and equates to constant currency revenue growth of 5.3% to 7.3%. Revenue growth in 2017 is lessened by approximately 100 basis points due to the cancellation of two large clinical studies late in 2016, for which Covance provided central laboratory services.

•	Adjusted EPS of $9.35 to $9.75, an increase of approximately 6% to 10% as compared to $8.83 in 2016.

•	Free cash flow (operating cash flow less capital expenditures) of $925 million to $975 million, an increase of approximately 3% to 9% over the prior year.

“We are focused on delivering another record-breaking year in 2017,” King added. “Our full year outlook anticipates continued strong revenue and EPS growth that will drive substantial free cash flow, which we will deploy toward return of capital to shareholders, strategic acquisitions and debt reduction.”

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, Free Cash Flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available in the investor relations section of the Company's website at www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 48875248. A telephone replay of the call will be available through March 2, 2017 and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 48875248. A live online broadcast of LabCorp’s quarterly conference call on February 16, 2017 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through March 17, 2017.

About LabCorp®
Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is a world leading life sciences company, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to provide better care. With net revenue in excess of $9 billion in 2016, LabCorp’s 50,000 employees serve clients in 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net revenue	$2,387.3	$2,244.8	$9,437.2	$8,505.7
Reimbursable out-of-pocket expenses	41.1	55.7	204.6	174.4
Total revenues	2,428.4	2,300.5	9,641.8	8,680.1

Net cost of revenue	1,599.3	1,504.2	6,256.7	5,602.4
Reimbursable out-of-pocket expenses	41.1	55.7	204.6	174.4
Total cost of revenues	1,640.4	1,559.9	6,461.3	5,776.8

Gross profit	788.0	740.6	3,180.5	2,903.3

Selling, general and administrative expenses	406.0	406.2	1,630.2	1,628.1
Amortization of intangibles and other assets	48.8	43.9	179.5	164.5
Restructuring and other special charges	9.8	54.0	58.4	113.9

Operating income	323.4	236.5	1,312.4	996.8

Other income (expense):
Interest expense	(52.9)	(56.8)	(219.1)	(274.9)
Equity method income, net	2.0	2.4	7.9	10.0
Investment income	0.2	0.5	1.7	1.9
Other, net	3.9	(3.4)	2.6	(7.8)
Earnings before income taxes	276.6	179.2	1,105.5	726.0

Provision for income taxes	92.0	69.0	372.3	287.3

Net earnings	184.6	110.2	733.2	438.7
Less: net earnings attributable to noncontrolling interest	(0.2)	(0.2)	(1.1)	(1.1)
Net earnings attributable to Laboratory Corporation of America Holdings	$184.4	$110.0	$732.1	$437.6

Basic earnings per common share	$1.79	$1.09	$7.14	$4.43

Diluted earnings per common share	$1.75	$1.07	$7.02	$4.35

Weighted average basic shares outstanding	103.3	101.3	102.5	98.8

Weighted average diluted shares outstanding	105.1	103.2	104.3	100.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2016	2015
ASSETS:

Current assets:
Cash and cash equivalents	$433.6	$716.4
Accounts receivable, net of allowance for doubtful accounts of $235.6 and $217.0 at December 31, 2016 and 2015, respectively	1,328.7	1,217.9
Unbilled services	190.0	156.6
Supplies inventory	205.2	191.0
Prepaid expenses and other	321.2	339.3
Total current assets	2,478.7	2,621.2

Property, plant and equipment, net	1,718.6	1,747.4
Goodwill	6,424.4	6,202.1
Intangible assets, net	3,400.5	3,323.5
Joint venture partnerships and equity method investments	57.6	58.2
Deferred income tax assets	2.1	2.3
Other assets, net	165.1	150.0
Total assets	$14,247.0	$14,104.7

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$508.4	$497.4
Accrued expenses and other	595.2	633.1
Unearned revenue	176.0	146.1
Current portion of long-term debt	549.5	423.9
Total current liabilities	1,829.1	1,700.5

Long-term debt, less current portion	5,300	5,940.3
Deferred income taxes and other tax liabilities	1,204.9	1,180.8
Other liabilities	392.0	323.1
Total liabilities	8,726.0	9,144.7

Commitments and contingent liabilities	—	—
Noncontrolling interest	15.2	14.9

Shareholders' equity:
Common stock	12.1	12.0
Additional paid-in capital	2,131.7	1,974.5
Retained earnings	4,955.8	4,223.7
Less common stock held in treasury	(1,012.7)	(978.1)
Accumulated other comprehensive income	(581.1)	(287.0)
Total shareholders' equity	5,505.8	4,945.1
Total liabilities and shareholders' equity	$14,247.0	$14,104.7

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
				.
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$184.6	$110.2	$733.2	$438.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	130.3	118.9	499.2	457.8
Stock compensation	27.7	24.4	109.6	102.1
(Gain) loss on sale of assets	(6.9)	1.7	(9.2)	4.6
Accreted interest on zero-coupon subordinated notes	0.3	0.5	1.6	2.0
Cumulative earnings less than (in excess of) distributions from equity affiliates	0.8	1.9	1.2	0.1
Asset impairment	—	24.9	—	39.7
Deferred income taxes	49.5	(18.1)	54.7	(34.1)
Change in assets and liabilities (net of effects of acquisitions):
(Increase) decrease in accounts receivable (net)	23.7	18.1	(85.5)	(71.8)
(Increase) decrease in unbilled services	26.3	6.1	(33.4)	(16.9)
(Increase) decrease in inventories	(4.8)	(9.4)	(9.6)	(0.2)
(Increase) decrease in prepaid expenses and other	(1.0)	38.8	(20.5)	62.3
(Decrease) increase in accounts payable	47.6	55.0	(8.7)	30.7
(Decrease) increase in unearned revenue	6.5	3.7	29.9	5.4
(Decrease) increase in accrued expenses and other	(35.7)	8.0	(86.6)	(38.0)
Net cash provided by operating activities	448.9	384.6	1,175.9	982.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(74.3)	(85.1)	(278.9)	(255.8)
Proceeds from sale of assets	6.9	0.1	30.8	0.6
Proceeds from sale of investment	—	—	13.5	8.0
Investments in equity affiliates	(0.4)	(0.3)	(12.5)	(11.7)
Acquisition of businesses, net of cash acquired	(151.8)	(43.3)	(548.6)	(3,736.0)
Net cash used for investing activities	(219.6)	(128.6)	(795.7)	(3,994.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes offerings	—	—	—	2,900.0
Proceeds from term loan	—	—	—	1,000.0
Payments of term loan	(150.0)	—	(150.0)	(285.0)
Proceeds from revolving credit facilities	139.5	—	139.5	60.0
Payments on revolving credit facilities	(139.5)	—	(139.5)	(60.0)
Proceeds from bridge loan	—	—	—	400.0
Payments on bridge loan	—	—	—	(400.0)
Payments on senior notes	(129.7)	(250.0)	(454.7)	(500.0)
Payments on zero-coupon subordinated notes	(22.2)	(1.3)	(53.7)	(1.3)
Payment of debt issue costs	—	—	—	(36.7)
Payments on long-term lease obligations	(2.4)	(1.0)	(8.4)	(4.3)
Noncontrolling interest distributions	(0.4)	—	(2.1)	—
Deferred acquisition costs	(2.7)	—	(7.6)	(0.1)
Tax benefit adjustments related to stock based compensation	—	3.0	—	13.1
Net proceeds from issuance of stock to employees	3.2	9.7	70.6	98.9
Purchase of common stock	(43.9)	—	(43.9)	—
Net cash used for financing activities	(348.1)	(239.6)	(649.8)	3,184.6
Effect of exchange rate changes on cash and cash equivalents	(15.2)	(13.0)	(13.2)	(35.7)
Net increase in cash and cash equivalents	(134.0)	3.4	(282.8)	136.4
Cash and cash equivalents at beginning of period	567.6	713.0	716.4	580.0
Cash and cash equivalents at end of period	$433.6	$716.4	$433.6	$716.4

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

LabCorp Diagnostics
Net Revenue	$1,671.8	$1,551.4	$6,593.9	$6,210.6
Adjusted Operating Income	$317.8	$292.0	$1,322.9	$1,234.0
Adjusted Operating Margin	19.0%	18.8%	20.1%	19.9%

Covance Drug Development
Net Revenue	$715.6	$691.4	$2,842.2	$2,628.7
Adjusted Operating Income	$106.5	$110.3	$412.7	$371.2
Adjusted Operating Margin	14.9%	16.0%	14.5%	14.1%

Consolidated
Net Revenue	$2,387.4	$2,242.8	$9,435.6	$8,839.3

Adjusted Segment Operating Income	$424.3	$402.3	$1,735.6	$1,605.2
Unallocated corporate expense	(36.5)	(35.5)	(145.4)	(134.0)
Consolidated Adjusted Operating Income	$387.8	$366.8	$1,590.2	$1,471.2
Adjusted Operating Margin	16.2%	16.4%	16.9%	16.6%

The Condensed Combined Non-GAAP Pro Forma Segment Information includes operational information for Covance prior to the acquisition by the Company, including the period from January 1, 2015 through February 19, 2015. The Covance Drug Development segment amounts, as well as the consolidated amounts, are Non-GAAP measures. The Consolidated Net Revenue and Adjusted Segment Operating Income are presented net of intersegment transaction eliminations. Covance Drug Development’s results for the three- and twelve-month periods ended December 31, 2016 and 2015 exclude the impact from the wind-down of operations relating to a committed minimum volume contract that expired on October 31, 2015. See the subsequent footnotes for discussion of the adjustments made for presentation purposes.

Notes to Condensed Combined Non-GAAP Pro Forma Segment Information

1)
The Condensed Combined Non-GAAP Pro Forma Segment Information for the three- and twelve-month periods ended December 31, 2016 and 2015 is presented for the sole purpose of helping the reader understand the segment presentation of the Company for these periods as a direct result of its acquisition of Covance on February 19, 2015. The Condensed Pro Forma Segment Information has been prepared utilizing historical LabCorp and Covance financial information and does not reflect what the Company’s actual results of operations were for the periods ended December 31, 2015, nor does it reflect all of the accounting entries that would normally be presented in pro forma financial statements prepared in accordance with the guidance contained in ASC 805-10-50 or Regulation S-X Rule 10-1.

2)
The LabCorp Diagnostics segment includes historical LabCorp business units, excluding its Clinical Trials operations (which are part of the Covance Drug Development segment), and including the Nutritional Chemistry and Food Safety operations acquired as part of the Covance acquisition. The Covance Drug Development segment includes historical Covance business units, excluding its Nutritional Chemistry and Food Safety operations (which are part of the LabCorp Diagnostics segment), and including the LabCorp Clinical Trials operations. Unallocated corporate expenses represent general management and administrative expenses that are incurred to support enterprise-wide initiatives. The cost of all other corporate support functions is charged to the specific operating segment as consumed.

3)
The following table reconciles the Company’s operating income that is expected to be reported in its Annual Report on Form 10-K for the three- and twelve-month periods ended December 31, 2016 and that was reported in its Annual Report on Form 10-K for the three- and twelve-month periods ended December 31, 2015 to total adjusted operating income as presented below:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in Millions)	2016	2015	2016	2015

Covance Inc. - pre-acquisition operating income, as reported	$—	$—	$—	$—
Operating loss of Covance Inc. for the period January 2015 through February 19, 2015, prepared on its historical basis of accounting	—	—	—	(24.3)
Add-back restructuring costs and acquisition related expenses	—	—	—	54.7
Covance Inc. - pre-acquisition adjusted operating income, excluding amortization	$—	$—	$—	$30.4

LabCorp - operating income, as reported	$323.4	$236.5	$1,312.4	$996.8
Acquisition-related costs	3.3	1.1	18.4	119.1
Restructuring and other special charges	9.8	54.0	58.4	113.9
Consulting fees and executive transition expenses	1.4	10.4	9.3	25.6
Settlement costs	—	12.2	—	12.2
Wind-down of minimum volume contract operations	0.6	5.7	4.6	5.7
LaunchPad system implementation costs	0.5	3.0	7.6	3.0
Amortization of intangibles and other assets	48.8	43.9	179.5	164.5
LabCorp - adjusted operating income	$387.8	$366.8	$1,590.2	$1,440.8

Total Condensed Combined Non-GAAP Pro Forma Adjusted Operating Income, excluding amortization	$387.8	$366.8	$1,590.2	$1,471.2

The Reconciliation of Non-GAAP Financial Measures provided below includes Covance as of February 19, 2015; prior to February 19, 2015, all results exclude Covance.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Adjusted Operating Income
Operating Income	$323.4	$236.5	$1,312.4	$996.8
Acquisition-related costs	3.3	1.1	18.4	119.1
Restructuring and other special charges	9.8	54.0	58.4	113.9
Consulting fees and executive transition expenses	1.4	10.4	9.3	25.6
Settlement costs	—	12.2	—	12.2
Wind-down of minimum volume contract operations	0.6	5.7	4.6	5.7
LaunchPad system implementation costs	0.5	3.0	7.6	3.0
Amortization of intangibles and other assets	48.8	43.9	179.5	164.5
Adjusted operating income	$387.8	$366.8	$1,590.2	$1,440.8

Adjusted EPS
Diluted earnings per common share	$1.75	$1.07	$7.02	$4.35
Restructuring and other special items	0.08	0.61	0.64	2.44
Amortization expense	0.32	0.30	1.17	1.12
Adjusted EPS	$2.15	$1.98	$8.83	$7.91

Free Cash Flow:
Net cash provided by operating activities	$448.9	$384.6	$1,175.9	$982.4
Less: Capital expenditures	(74.3)	(85.1)	(278.9)	(255.8)
Free cash flow	$374.6	$299.5	$897.0	$726.6

Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the fourth quarter of 2016, the Company recorded net restructuring charges and special items of $9.8 million. The charges included $8.1 million in severance and other personnel costs along with $2.8 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.1 in unused personnel-related reserves and $1.0 million in unused facility-related costs. The Company incurred $0.6 million in fees and expenses associated with acquisitions completed during the quarter and incurred additional legal and other costs of $0.6 million relating to the wind-down of its minimum volume contract operations. The Company also recorded $2.5 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $0.2 million in short-term equity retention arrangements relating to the acquisition of Covance and $1.4 million of accelerated equity and other final compensation relating to executive transition announced during the third quarter and incurred $0.5 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses). The Company also recorded a $3.6 million gain on sale of certain assets held for sale. The after tax impact of these net charges decreased net earnings for the quarter ended December 31, 2016, by $8.3 million and diluted earnings per share by $0.08 ($8.3 million divided by 105.1 million shares).

During the first three quarters of 2016, the Company recorded net restructuring charges and other special charges of $48.6 million. The charges included $23.1 million in severance and other personnel costs along with $30.7 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $2.5 million in unused facility-related costs and $2.7 million in unused severance reserves. The Company incurred $7.4 million in fees and expenses associated with completed acquisitions and incurred additional legal and other costs of $4.0 million relating to the wind-down of its minimum volume contract operations. The Company also recorded $4.4 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $2.3 million in short-term equity retention arrangements relating to the acquisition of Covance and $7.5 million of accelerated equity compensation relating to the announced retirement of a Company executive and incurred $8.5 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses). The Company also incurred $5.6 million of interest expense relating to the early retirement of subsidiary indebtedness acquired as part of its acquisition of Sequenom. In conjunction with certain international legal entity tax structuring, the Company recorded a one-time tax liability of $1.1 million.

The after tax impact of these net charges decreased net earnings for the year ended December 31, 2016, by $66.3 million and diluted earnings per share by $0.64 ($66.3 million divided by 104.3 million shares).

2)
During the fourth quarter of 2015, the Company recorded net restructuring charges and special items of $54.0 million. The charges included $25.3 million in severance and other personnel costs along with $17.0 million in facility-related costs associated with facility closures and general integration initiatives. A substantial portion of these costs relates to the planned closure of two Covance Drug Development segment (“CDD”) operations that serviced a minimum volume contract that expired on October 31, 2015. In addition, the Company recorded asset impairments of $11.9 million relating to CDD customer service applications that will no longer be used. The Company reversed previously established reserves of $0.2 million in unused facility-related costs. The Company incurred additional legal and other costs of $5.7 million relating to the wind-down of the minimum volume contract operations. The Company also recorded $10.1 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $1.1 million in short-term equity retention arrangements relating to the acquisition of Covance and $0.3 million of accelerated equity compensation relating to the announced retirement of a Company executive (all recorded in selling, general and administrative expenses). During the fourth quarter, the Company paid $12.2 million in settlement costs and litigation expenses related to the resolution of a federal court putative class action lawsuit. In addition, the Company incurred $3.0 million of non-capitalized costs associated with the implementation of a major system as part of its Project LaunchPad business process improvement initiative. The after tax impact of these charges decreased net earnings for the quarter ended December 31, 2015, by $63.2 million and diluted earnings per share by $0.61 ($63.2 million divided by 103.2 million shares).

During the first three quarters of 2015, the Company recorded net restructuring charges and other special charges of $59.9 million. The charges included $33.9 million in severance and other personnel costs along with $12.1 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.9 million in unused facility-related costs. In addition, the Company recorded asset impairments of $14.8 million relating to lab and customer service applications that will no longer be used. The Company also recorded $15.3 million of consulting expenses relating to fees incurred as part of Project LaunchPad as well as Covance integration costs, along with $4.3 million in short-term equity retention arrangements relating to the acquisition of Covance (all recorded in selling, general and administrative expenses). In addition, the Company recorded a non-cash loss of $2.3 million, upon the dissolution of one of its equity investments (recorded in other, net in the accompanying Consolidated Statements of Operations).

During the first quarter of 2015, the Company recorded $166.0 million of one-time costs associated with its acquisition of Covance. The costs included $79.5 million of Covance employee equity awards, change in control payments and short-term retention arrangements that were accelerated or triggered by the acquisition transaction (recorded in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations). The acquisition costs also included advisor and legal fees of $33.9 million (recorded in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations), $15.2 million of deferred financing fees associated with the Company’s bridge loan facility as well as a make-whole payment of $37.4 million paid to call Covance’s private placement debt outstanding at the purchase date (both amounts recorded in interest expense in the accompanying Consolidated Statements of Operations).

The after tax impact of these charges decreased net earnings for the twelve months ended December 31, 2015, by $245.7 million and diluted earnings per share by $2.44 ($245.7 million divided by 100.6 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS excluding amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended December 31, 2016 and 2015, intangible amortization was $48.8 million and $43.9 million, respectively ($33.2 million and $28.4 million net of tax, respectively) and decreased EPS by $0.32 ($33.2 million divided by 105.1 million shares) and $0.30 ($30.8 million divided by 103.2 million shares), respectively. For the years ended December 31, 2016 and 2015, intangible amortization was $179.5 million and $164.5 million, respectively ($122.5 million and $113.0 million net of tax, respectively) and decreased EPS by $1.17 ($122.5 million divided by 104.3 million shares) and $1.12 ($113.0 million divided by 100.6 million shares), respectively.

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